FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. COMPLETES
REVIEW OF STRATEGIC ALTERNATIVES

Company Announces Initiatives to Lower Operating Costs

Secaucus, New Jersey – February 5, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced that its Board of Directors has completed its previously announced review of strategic alternatives.  In addition, the Board approved a number of actions that are expected to result in annualized savings of approximately $20 million pre-tax beginning mid-2009.

“Our special committee conducted a comprehensive review resulting in several meaningful and significant actions which positively impacted The Children’s Place business results during fiscal 2008.  These actions included exiting the Disney Store North America business, increasing profitability through a workforce reduction, lowering inventory levels, and enhancing the Company’s balance sheet and cash flow,” commented Sally Frame Kasaks, Acting Chair of the Board and Lead Director.

“With the strategic review behind us, the Board is renewing and accelerating its search for a permanent CEO. We are very appreciative of the outstanding job Interim CEO Chuck Crovitz has done in leading the Company through this difficult period and we are grateful for his willingness to continue in this role until a new CEO has been named.”

Kasaks concluded, “The Board will continue to evaluate the Company’s business plans in order to maximize its long-term growth potential, while the management team turns its full attention to operating the day-to-day business in this difficult economic environment.”

Specific initiatives underway for fiscal 2009 include:

Relocation of e-commerce business: On January 21, 2009, the Company announced that it plans to relocate its rapidly-growing e-commerce business from the Secaucus, NJ headquarters to its Southeast Distribution Center in Fort Payne Alabama, in June 2009.  This move will provide additional capacity to accommodate continued growth while lowering the overall cost of fulfillment. This relocation is expected to result in one-time severance costs of $0.9 million pre-tax, capital expenditures of $2.0 million, and annualized savings of approximately $1.8 million pre-tax beginning in the second half of 2009.

Company-wide cost control initiatives: The Company has identified approximately $20 million pre-tax in annualized savings which it expects to realize from pervasive cost-control initiatives to be implemented Company-wide during the first quarter of 2009, including spending reductions in store operations, distribution centers, shipping, travel, marketing, real estate and human resources. Management will provide additional detail on these initiatives during the Company’s fourth quarter 2008 earnings conference call on March 19, 2009.

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PLCE – Completes Review of Strategic Alternatives

 “The actions we are announcing today reflect our ongoing commitment to nurture growth opportunities, while tightly-managing costs and expenses during this difficult retail environment,” commented Chuck Crovitz, Interim Chief Executive Officer. “Our e-commerce business has outgrown its current facility adjacent to our corporate headquarters.  By moving online fulfillment to our Southeast distribution center, we are providing ample room for growth and expansion of this important business, while optimizing usage of our existing DC facilities and lowering fulfillment costs.”

“The Children’s Place increased sales and earnings in 2008 in spite of the challenging macroeconomic environment,” Crovitz continued. “However, with our exit from the Disney Store business, it is imperative that every department continue to right-size its staffing and optimize its efficiency to support our single-brand, value-oriented business. We are confident that the additional cost-reduction initiatives we are announcing today will help maximize the performance of the Company during 2009 and beyond.”

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of January 31, 2009, the Company owned and operated 917 The Children’s Place stores and an online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances, including statements regarding potential annualized savings from cost-control initiatives. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

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